HEI Exhibit 4.3
NINTH AMENDMENT TO TRUST AGREEMENT
BETWEEN HAWAIIAN ELECTRIC INDUSTRIES, INC. AND
FIDELITY MANAGEMENT TRUST COMPANY

    THIS NINTH AMENDMENT TO THE TRUST AGREEMENT is made and entered into effective October 1, 2026, unless otherwise stated herein (the “Ninth Amendment”), by and between Hawaiian Electric Industries, Inc. (the “Sponsor”) and Fidelity Management Trust Company (the “Trustee”);

WITNESSETH:
    WHEREAS, the Trustee and the Sponsor heretofore entered into a trust agreement for the Hawaiian Electric Industries Retirement Savings Plan (the “Plan”) dated September 4, 2012 (the “Trust Agreement”), and amended by a First Amendment effective March 1, 2015, a Second Amendment effective January 1, 2018, a Third Amendment effective July 1, 2018, a Fourth Amendment effective June 26, 2019, a Fifth Amendment effective March 1, 2020, a Sixth Amendment effective January 1, 2023, a Seventh Amendment effective December 31, 2024, a restated Seventh Amendment effective January 1, 2025, an Eighth Amendment effective July 1, 2025, and letters of direction executed by the parties that are agreed to serve as amendments thereto; and

WHEREAS, the Trustee and the Sponsor now desire to further amend said Trust Agreement as provided for in Section 13 thereof;

NOW THEREFORE, in consideration of the above premises, the Trustee and the Sponsor hereby amend the Trust Agreement by:

(1)    Deleting from Schedule B, Fee Schedule, the “Offsets” and “Revenue Credit” sections in their entireties and all references thereto and adding instead to the Schedule B, the following new “Participant Revenue Credit – Fund Level Allocation” and “Plan Level Revenue/Revenue Credit” sections:

PARTICIPANT REVENUE CREDIT – FUND LEVEL ALLOCATION

1.    Calculation. Trustee or its affiliates (“Fidelity”) shall fund a “Participant Revenue Credit” as described and subject to the terms of this “Participant Revenue Credit – Fund Level Allocation” section, for each quarter calculated as the sum of the following:

A.    Amounts attributable to Fidelity investment products:
    Average daily balances held in the Plan of Fidelity investment products multiplied by one-quarter (1/4) of the following rates respectively:

(a)    Actively managed (non-Class K) Fidelity equity Mutual Funds: 35 basis points per annum;

(b)    Actively managed (Class K) Fidelity equity Mutual Funds: 20 basis points per annum;

(c)    Fidelity Freedom K® Funds: 20 basis points per annum;

(d)    Fidelity Enhanced Equity Index Funds: 10 basis points per annum;
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(e)    Actively managed Fidelity fixed income and money market Mutual Funds, except for certain Fidelity institutional money market Mutual Funds (e.g. FIMM Funds): 20 basis points per annum;

(f)    Actively managed Fidelity Institutional Asset Management (FIAM) Service Series commingled pools: 10 basis points per annum;

(g)    Managed Income Portfolio I: 20 basis points per annum.

B.    Amounts attributable to non-Fidelity investment products:
    Average quarterly balances held by the Plan in any non-Fidelity investment product, multiplied by the quarterly rate at which FIIOC receives service payments from the asset manager or its affiliates in connection with Plan holdings in that particular investment product. Amounts will not include any other payments that Fidelity may receive from asset managers or their affiliates.

C.    Amounts attributable to BrokerageLink®:
    No amounts are provided for assets held in BrokerageLink®.

2.    Allocation. The Participant Revenue Credit shall be allocated to Eligible Participants (defined below) as follows:

A.    Crediting Date. Participant Revenue Credits shall be allocated to Eligible Participant accounts as soon as administratively feasible (generally within 15 Business Days) after a quarterly recordkeeping invoice reflecting such Participant Revenue Credit has been issued and sent (the “Crediting Date”). In the event an invoice is issued and sent with respect to a portion of a quarter, the amount of the Participant Revenue Credit for such quarter may be appropriately adjusted as set forth on such invoice.

B.    Allocation Method. Allocations for the Participant Revenue Credit amount attributable to amounts described above shall be made to Eligible Participants pro rata based on the ratio of each Participant’s average daily balance in a fund during the quarter to the total average daily balances for all Participants in such fund during the quarter. The allocation to Eligible Participants will be used to purchase whole and fractional shares of the investments in the Eligible Participant Accounts. Any remaining Participant Revenue Credit amount following the allocation to Eligible Participants shall be allocated to the Revenue Credit Account described below and be subject to the provisions governing the Revenue Credit. In the event a residual amount is insufficient to purchase a fractional share it will not be funded.

C.    Eligible Participants. Solely for purposes of allocations pursuant to this section, “Eligible Participant” means any participant or beneficiary with a balance in a mutual fund option to which the Participant Revenue Credit relates, at any time during the quarter and has a balance greater than zero in the Plan at the time of allocation. The Administrator acknowledges and understands that the exclusion of any participants from an allocation may subject the plan to “benefits, rights and features testing” under Code Section 401(a)(4).

D.    Investment of Allocations. Amounts allocated to Eligible Participant accounts shall be invested in the fund to which the Participant Revenue Credit relates, and allocated proportionately for each Participant. If a participant no longer has a balance in the

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fund or is not permitted to invest further in such fund, amounts shall be invested in accordance with Eligible Participants’ elections for future contributions, or if no such election is on file, in the Plan’s designated default investment.

E.    Directions. The Administrator represents to Trustee that the Administrator or Named Fiduciary has concluded that allocations hereunder are permissible under the Plan and meet the requirements of applicable laws, including ERISA and the Code. The Administrator directs that allocations of Participant Revenue Credits to Eligible Participants’ Accounts shall not be included as contributions or annual additions for any testing or reporting purposes. The Trustee shall be responsible for implementing directions timely received from the Administrator or Named Fiduciary as soon as administratively feasible in accordance with the Trust Agreement. Subject to its obligations under Section 23 (Compliance with Laws) of the Trust Agreement, the Trustee has no responsibility for the legality or appropriateness of such directions. The Administrator or Named Fiduciary may alter its direction to the Trustee at any time in writing and any resulting changes needed with respect to the Trust Agreement will be effected via mutual amendment.

F.    12b-1 Payments. To the extent any Participant Revenue Credits or Revenue Credits below are deemed to be attributable to investments in Fidelity Mutual Funds that have adopted a plan pursuant to Rule 12b-1 under the Investment Company Act of 1940 (“1940 Act”) at the time such Participant Revenue Credits or Revenue Credits are made, such Participant Revenue Credits or Revenue Credits shall be made available pursuant to such plan (“12b-1 Payments”), and the following conditions shall apply:

(a)    The obligation to make 12b-1 Payments shall continue in effect for one year from the Effective Date of the Ninth Amendment to the Trust Agreement, and shall continue for successive annual periods only upon at least annual approval by a vote of the majority of the trustees for each of those Fidelity Mutual Funds that have adopted such plans, including a majority of those trustees that are not “interested persons” (as defined in the 1940 Act) of such Mutual Funds and who have no direct or indirect financial interest in the operation of the plan or any agreement related thereto (“Qualified Trustees”).

(b)    Notwithstanding any provision hereof to the contrary, the obligation to make these 12b-1 Payments with respect to any plan may be terminated without penalty at any time, upon either a vote of a majority of the Qualified Trustees, or upon a vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the applicable Fidelity Mutual Fund to terminate or not continue the plan for the applicable Fidelity Mutual Fund.

(c)    Upon assignment of this Trust Agreement (as defined under the 1940 Act), the obligation to make 12b-1 Payments shall automatically terminate.

PLAN LEVEL ACCOUNT/REVENUE CREDIT
1.    Calculation. The Trustee shall calculate a Revenue Credit for each quarter equal to the following, as applicable:

A.    The net float earnings attributable to the Plan for the quarter;

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B.    Any unallocated amounts referenced in (2)(B) of the “Participant Revenue Credit – Fund Level Allocation” section above.

2.    Funding. The Trustee shall pay quarterly in arrears the calculated Revenue Credit, in accordance with the above, for such quarter as soon as administratively feasible (generally within 15 Business Days) after a quarterly invoice reflecting the Participant Revenue Credit has been issued and sent.
3.    Investment. Deposits in the Revenue Credit Account will be invested in the first available source in the Plan’s source hierarchy, which can be viewed on Fidelity Plan Sponsor Webstation®. (Please note that the source used will not impact testing and reporting.) The Named Fiduciary hereby directs the Trustee to create a Revenue Credit Account in the Trust and that the assets deposited in the Revenue Credit Account shall be invested in the default fund listed on Schedule C, as applicable.

4.    Application of Account to Pay Expenses. The Administrator or Named Fiduciary may direct the Trustee through Fidelity’s internet application for sponsors to use amounts held in the Revenue Credit Account to reimburse the Sponsor for fees and expenses associated with services provided to the Plan, or to pay vendors, including the Trustee or third parties, directly. Notwithstanding the foregoing, the Revenue Credit Account may not be used to offset, reimburse or pay: (a) individual expenses that have been deducted from Participant accounts or (b) expenses that are accrued in the net asset value or mil rate of an investment option. Upon receipt of payment instructions In Good Order, the Trustee shall redeem shares or units of investment options held in the Revenue Credit Account necessary to make such payments and shall issue payment as soon as administratively feasible thereafter (typically within 5 Business Days). The Trustee shall not be liable for, nor shall it be responsible for separately including in any payment, any late charges, interest or penalties that may accrue owing to untimely submission to the Trustee of directions In Good Order or the Trustee’s processing of any payment instructions in accordance herewith. A direction from the Administrator or Named Fiduciary to pay expenses shall constitute a representation to the Trustee that the Administrator or Named Fiduciary, as appropriate, has concluded that the payments are permissible under the Plan and meet the requirements of applicable laws, including ERISA and the Code.

5.    Allocation to Participant Accounts.
A.    General. Effective October 1, 2026, the Administrator or Named Fiduciary, as applicable, may direct the Trustee to allocate amounts in the Revenue Credit Account to Eligible Participant accounts, provided that any such direction may be provided no more frequently than once per calendar quarter, unless such direction is with respect to a final allocation to be made in the last month of the plan year. Directions shall be submitted through a service request through the Trustee’s internet application for sponsors and shall include the dollar amount to be allocated from the Revenue Credit Account, provided that if such amount exceeds the balance held in the Revenue Credit Account on the date on which the allocation is to be performed (the “Crediting Date”), such amount shall be deemed to be the total balance of the Revenue Credit Account on the Crediting Date. The applicable Crediting Date shall occur as soon as administratively feasible (and in no event later than 15 calendar days) following receipt of a direction In Good Order.
B.    Method of Allocation. The dollar amount directed to be allocated from the Revenue

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Credit Account shall be divided among Eligible Participant accounts pro rata based on Eligible Participant account balances, exclusive of outstanding loan balances.
C.    Eligible Participants. Solely for purposes of allocations pursuant to this section, “Eligible Participant” means any Participant or beneficiary with a balance greater than zero.
D.    Investment of Allocations. Amounts allocated to Eligible Participant accounts from the Revenue Credit Account shall be invested in accordance with Eligible Participants’ elections for future contributions, or if no such election is on file, in the Plan’s designated default investment pro rata across existing sources.
E.    Directions. A direction from the Administrator or Named Fiduciary to allocate amounts to participant accounts shall constitute a representation to the Trustee that the Administrator or Named Fiduciary, as appropriate, has concluded that the allocations are permissible under the Plan and meet the requirements of applicable laws, including ERISA and the Code. Without limiting the foregoing, the Administrator or Named Fiduciary, as appropriate, directs that allocations of amounts from the Revenue Credit Account to Eligible Participants’ Accounts shall not be included as contributions or annual additions for any testing or reporting purposes. The Trustee shall be responsible for implementing the directions of the Administrator or Named Fiduciary, as appropriate, but has no responsibility for the legality or appropriateness of such directions. The Administrator or Named Fiduciary may alter its directions at any time with reasonable advance notice and after consultation concerning the administrative feasibility of alternative directions.

To the extent to which there was an immediately preceding credit program established under this Ninth Amendment to the Trust Agreement, no amounts under the preceding credit program shall continue to accrue after the effective date of this Ninth Amendment; however, to the extent there are any unused amounts in such preceding program as of the effective date of this Ninth Amendment, the procedures for utilization of such amounts shall continue to be those in effect under the Trust Agreement pertaining to that program, until such amounts are used in their entirety.”

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IN WITNESS WHEREOF, the Trustee and the Sponsor have caused this Ninth Amendment to be executed by their duly authorized officers effective as of the day and year first above written. By signing below, the undersigned represent that they are authorized to execute this document on behalf of the respective parties. Notwithstanding any contradictory provision of the Trust Agreement, each party may rely without duty of inquiry on the foregoing representation. The Sponsor acknowledges that this Ninth Amendment may contain service and/or compensation information intended by the Trustee to satisfy the disclosure requirements of Department of Labor regulation section 2550.408b-2(c)(1).

HAWAIIAN ELECTRIC INDUSTRIES, INC.    FIDELITY MANAGEMENT TRUST
    COMPANY
BY: HAWAIIAN ELECTRIC INDUSTRIES,
INC. PENSION INVESTMENT COMMITTEE

By: /s/ Scott W. H. Seu ___________9/17/2026     By: /s/ Joseph Ciccariello__________9/18/2026
Authorized Signatory Date        Authorized Signatory Date
Name: Scott W. H. Seu____________________

Title: Chairman__________________________

By: /s/ Kurt K. Murao _____________9/17/2026
Authorized Signatory Date

Name: Kurt K. Murao_____________________

Title: Secretary___________________________

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